As filed with the Securities and Exchange Commission on April 24, 2026

Registration No. 333-267390

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-1

ON

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SENTI BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	86-2437900
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Corporate Drive, First Floor

South San Francisco, CA 94080

(650) 239-2030

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Timothy Lu, M.D., Ph.D

Chief Executive Officer

Senti Biosciences, Inc.

2 Corporate Drive, First Floor

South San Francisco, CA 94080

Telephone: (650) 239-2030

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kirt W Shuldberg, Esq.

Keith J. Scherer, Esq.

Gunderson Dettmer Stough Villeneuve

Franklin & Hachigian, LLP

3570 Carmel Mountain Rd., Suite 200

San Diego, California 92130

(858) 436-8000

Approximate date of commencement of proposed sale to the public: From time to time or at one time as determined by the Registrant after the date this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

DEREGISTRATION OF SECURITIES

On September 12, 2022, Senti Biosciences, Inc. (the “Registrant”), filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (File No. 333-267390 ), which was initially declared effective by the SEC on September 29, 2022 (the “Registration Statement”). The Registration Statement registered the resale by Chardan Capital Markets LLC (“Chardan”), from time to time, of up to 8,727,049 shares (the “Shares”) of the Registrant’s common stock, par value $0.0001 per share, that have been or may be issued by the Registrant to Chardan pursuant to a ChEF Purchase Agreement, dated as of August 31, 2022, by and between the Registrant and Chardan, which was amended and restated on July 16, 2024. The resale of the Shares was registered pursuant to that certain Registration Rights Agreement, dated as of August 31, 2022 (the “Registration Rights Agreement”), by and between the Registrant and Chardan.

On November  1, 2023, the Registrant filed Post-Effective Amendment No. 1 to Form S-1 on Form S-3 to convert the Registration Statement on Form S-1 into a Registration Statement on Form S-3. No additional securities were registered under such post-effective amendment.

The Registrant is filing this Post-Effective Amendment No. 2 to the Registration Statement to deregister all securities that remain unsold under the Registration Statement. The Registrant is no longer required by the Registration Rights Agreement to register the resale of the Shares and has therefore terminated all offerings of its securities under the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any and all securities registered under the Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration any securities registered under the Registration Statement which remained unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of South San Francisco, CA on April 24, 2026.

SENTI BIOSCIENCES, INC.

By:	/s/ Timothy Lu
Name: Timothy Lu, M.D., Ph.D.
Title: Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 2 in reliance upon Rule 478 under the Securities Act of 1933, as amended.